Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280882

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated May 13, 2025)

SCILEX HOLDING COMPANY

Up to 3,593,288 Shares of Common Stock

Up to 3,250,000 Shares of Common Stock offered by the Selling Securityholder
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This prospectus supplement supplements the prospectus dated May 13, 2025 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-280882) for which Post-Effective Amendment No. 1 was filed with the Securities and Exchange Commission on May 7, 2025 and declared effective by the Securities and Exchange Commission on May 13, 2025. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 23, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 3,593,288 shares of our Common Stock issuable as follows:

(i)
122,132 shares of Common Stock issuable upon exercise of the warrants to purchase shares of Common Stock issued in an underwritten offering consummated in March 2024, consisting of (a) 108,686 shares having an exercise price of $59.50 per share and (b) 13,446 shares having an exercise price of $74.38 per share ((a) and (b) collectively, the “February 2024 BDO Warrants”);

(ii)
462,858 shares of Common Stock issuable upon exercise of the warrants to purchase shares of Common Stock issued in a registered direct offering consummated in April 2024, consisting of (a) 428,572 shares having an exercise price of $38.50 per share and (b) 34,286 shares having an exercise price of $43.75 per share ((a) and (b) collectively, the “April 2024 RDO Warrants”);

(iii)
319,132 shares of Common Stock issuable upon exercise of the warrants to purchase shares of Common Stock issued pursuant to a securities purchase agreement (the “Tranche B Securities Purchase Agreement”), dated as of October 7, 2024, having a current exercise price of $36.40 per share (collectively, the “October 2024 Warrants”);

(iv)
914,823 shares of Common Stock issuable upon conversion of the senior convertible notes issued pursuant to the Tranche B Securities Purchase Agreement, having a current conversion price of $36.40 per share (collectively, the “Tranche B Notes”); and

(v)
1,774,343 shares of Common Stock issuable upon exercise of the warrants to purchase shares of Common Stock issued in a registered direct offering consummated in December 2024 (the “December RDO”), consisting of (a) 1,642,871 shares having an exercise price of $22.72 per share and (b) 131,472 shares having an exercise price of $25.81 per share ((a) and (b) collectively, the “December 2024 Warrants” and together with the February 2024 BDO Warrants, the April 2024 RDO Warrants, and the October 2024 Warrants, the “2024 Warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by FSF (including its permitted transferees, donees, pledgees and other successors-in-interest) (the “Selling Securityholder”) of up to an aggregate of 3,250,000 shares (the “Resale Shares”) of Common Stock issuable upon exercise of a warrant to purchase 3,250,000 shares of Common Stock issued by us to the Selling Securityholder (the “Deposit Warrant”) pursuant to a Commitment Side Letter, dated June 11, 2024 between us and the Selling Securityholder (the “Commitment Letter”), having an exercise price of $1.20 per share.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On June 23, 2025, the last reported sales price per share of our Common Stock was $4.98.

On April 15, 2025, we effected a reverse stock split of our Common Stock at a ratio of 1-for-35 (the “Reverse Stock Split”). Unless otherwise noted, the share and per share information in the Prospectus reflects the effect of the Reverse Stock Split. The Company’s historical financial statements included in the Prospectus do not reflect the Reverse Stock Split.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 23 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 24, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2025

_______________________

SCILEX HOLDING COMPANY
(Exact name of registrant as specified in its charter)
_______________________

Delaware (State or other jurisdiction of incorporation)	001-39852 (Commission File Number)	92-1062542 (IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303
(Address of principal executive offices, including zip code)

(650) 516-4310

Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $402.50	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 20, 2025, Scilex Holding Company (the “Company”) reconvened its 2025 Annual Meeting of Stockholders (the “Meeting”). At the Meeting, a total of (i) 29,057,097 shares of the Company’s Series A preferred stock, $0.0001 par value per share (the “Series A Preferred Stock”), or 100% of the 29,057,097 shares of Series A Preferred Stock, issued and outstanding, and (ii) 4,678,182 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), or approximately 67.3% of the 6,951,622 shares of Common Stock, issued and outstanding, both as of the close of business on May 15, 2025, the record date for the Meeting, were represented virtually or by proxy.

The holder of Series A Preferred Stock was entitled to vote, together with the holders of Common Stock and not separately as a class, on an as converted to Common Stock basis for an aggregate of 922,447 votes as a result of the adjustments to the deemed conversion price of such preferred stock in accordance with the Certificate of Designations of Series A Preferred Stock, filed with the Delaware Secretary of State on November 10, 2022.

At the Meeting, the Company’s stockholders considered two proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 16, 2025.

Set forth below is a brief description of each proposal voted upon at the Meeting and the voting results with respect to each proposal.

Proposal No. 1: To elect the following nominees as Class III directors to serve until the Company’s 2028 Annual Meeting of Stockholders.

Nominee	For	Withhold	Broker Non-Votes
Jaisim Shah	3,537,589	323,203	1,739,837
Henry Ji, Ph.D.	3,433,624	427,168	1,739,837

Proposal No. 2: To ratify the appointment of BPM LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2025.

For	Against	Abstentions
5,354,958	166,743	78,928

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

	By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
Date: June 23, 2025	Title:	Chief Executive Officer and President